SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934
                     (Amendment No.___)

Filed by the Registrant   X
                         ---

Filed by a Party other than the Registrant ___

Check the appropriate box:

     Preliminary Proxy Statement
___

___ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(3)(2))

 X   Definitive Proxy Statement
___

___  Definitive Additional Materials

___  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                  WAUSAU PAPER MILLS COMPANY
      (Name of Registrant as Specified In Its Charter)

                       NOT APPLICABLE
         (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

___  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
     14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

___  $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).

___  Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

      (5)  Total fee paid:

 X   Fee paid previously with preliminary materials.
___

___ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid: ___________________________

     (2)  Form, Schedule or Registration Statement No: __________

     (3)  Filing Party: ___________________________

     (4)  Date Filed: _____________________________

                    WAUSAU PAPER MILLS COMPANY

             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                       _____________________

     The annual meeting of shareholders of Wausau Paper Mills Company will be held at the Grand Theatre, 415 Fourth Street, Wausau, Wisconsin, on December 18, 1995, at 2:00 P.M. for the following purposes:

     1. To elect two Class II directors for terms which will expire at the annual meeting of shareholders to be held in 1998.

     2. To consider and adopt a resolution which will amend the Company's restated articles of incorporation to increase the authorized common stock of the Company to 100,000,000 shares from 36,000,000 shares.

     3. To approve the appointment of Wipfli Ullrich Bertelson CPAs as independent auditors for the year ending August 31, 1996.

     4. To transact such other business as may properly come before the meeting.

     PLEASE PROMPTLY VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.

     November 9, 1995.

                                   BY ORDER OF
                                   THE BOARD OF DIRECTORS


                                   Steven A. Schmidt
                                   Secretary

                       ____________________

 A PROXY CARD AND POSTAGE FREE ENVELOPE ARE ENCLOSED.

      PLEASE NOTE NEW LOCATION AND TIME FOR ANNUAL MEETING:
           GRAND THEATRE, 415 FOURTH STREET, WAUSAU;
                 2:00 P.M., DECEMBER 18, 1995

                                        NOVEMBER 9, 1995
 WAUSAU PAPER MILLS COMPANY
 ONE CLARK'S ISLAND
 P.O. BOX 1408
 WAUSAU, WISCONSIN  54402-1408



                          PROXY STATEMENT
                                FOR
                  ANNUAL MEETING OF SHAREHOLDERS
                   TO BE HELD DECEMBER 18, 1995


     The enclosed proxy is solicited by the Board of Directors of Wausau Paper Mills Company (the "Company") for use at the annual meeting of shareholders to be held at 2:00 P.M., at the Grand Theatre, 415 Fourth Street, Wausau, Wisconsin on December 18, 1995, and at any adjournment thereof (the "Annual Meeting").

     In addition to solicitation by mail, officers, directors and employees of the Company and its subsidiaries may solicit proxies by telephone, facsimile or in person. None of these persons will receive compensation, but they will be reimbursed for actual expenses in connection therewith. Expenses in connection with the solicitation of proxies, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding proxy material, will be borne by the Company.


                         VOTING OF PROXIES

     Each holder of the Company's common stock is entitled to one vote in person or by proxy for each share held of record on the record date, November 1, 1995, on all matters to be voted upon at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by an inspector of elections appointed by the Board of Directors.

       With respect to the election of directors, shareholders may vote in favor of the nominees specified on the accompanying form of proxy or may withhold their vote. Votes that are withheld will be excluded entirely from the voting for directors and will have no effect. The two nominees who receive the largest number of votes will each be elected a director.

     On all matters other than the election of directors, shareholders may vote in favor of a proposal, against a proposal or abstain from voting. Abstentions on any matter presented to the Annual Meeting will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present. Except with respect to the proposed amendment to the Company's restated articles of incorporation, abstentions shall be treated as unvoted for purposes of determining whether the matter has been approved by the shareholders. If the votes cast in favor of a proposal (other than the election of directors or amendments to the restated articles of incorporation) exceed the votes cast against the proposal, the matter will be approved by the shareholders. See "Amendment of Restated Articles of Incorporation" regarding voting requirements for approval of the amendment.

     Brokers who hold shares of the Company's common stock in street name for customers may have discretionary authority to vote on certain matters when they have not received instructions from beneficial owners, but may not have authority to vote the shares on other matters. As to matters for which the broker cannot vote shares held in street name, the shares will be recorded as a "broker non-vote". Shares reported as broker non-votes will not be considered present and entitled to vote with respect to the matter and will not be counted for purposes of determining whether a quorum is present.

     A shareholder who executes a proxy may revoke it at any time before it is voted by giving written notice to the Secretary of the Company or oral notice to the presiding officer at the Annual Meeting.

     The persons named in the accompanying form of proxy, as members of the Proxy Committee of the Board of Directors, will vote the shares subject to each proxy. The proxy in the accompanying form will be voted as specified by each shareholder, but if no specification is made, each proxy will be voted:

     (1) TO ELECT Messrs. Daniel D. King and Harry R. Baker to terms of office as Class II directors which will expire at the annual meeting of shareholders to be held in 1998 (see "Election of Directors").

     (2) TO ADOPT a resolution which will amend the Company's restated articles of incorporation to increase the authorized common stock of the Company to 100,000,000 shares from 36,000,000 shares.

     (3) TO APPROVE the appointment of Wipfli Ullrich Bertelson CPAs as the Company's independent auditors for the fiscal year ending August 31, 1996.

     (4) IN THE BEST JUDGMENT of those named as proxies on the accompanying form of proxy on any other matters to properly come before the Annual Meeting (see summary of bylaw requirements under "Shareholder Proposals"), the approval of minutes and matters incident to the conduct of the Annual Meeting or the adjournment thereof.


                  BENEFICIAL OWNERSHIP OF SHARES

     As of September 30, 1995, the Company had 29,688,553 shares of common stock outstanding (including 222,711 shares subject to options exercisable within 60 days).

     The following table sets forth, based on statements filed with the Securities and Exchange Commission or otherwise made to the Company, the amount of common stock of the Company which may be deemed beneficially owned as of September 30, 1995 by each person known to the Company to be the beneficial owner of more than 5% of the Company's outstanding common stock.

                                   Common Shares       Percent of
 NAME AND ADDRESS                BENEFICIALLY OWNED      CLASS
 Wilmington Trust Company          6,730,465 (1)         22.67%
 Rodney Square North
 1100 N. Market Street
 Wilmington, DE  19890-0001

 Trustees of David B. Smith        2,555,149 (2)          8.61%
 Family Trust
 1206 E. Sixth Street
 Merrill, WI  54452

     The following table sets forth, based on statements filed with the Securities and Exchange Commission or otherwise made to the Company, the amount of common stock of the Company beneficially owned as of September 30, 1995 by each of the directors, each of the current executive officers of the Company named in the summary compensation table on page 9 and all directors and executive officers as a group.

                                     Common Stock          Percent of
 NAME                             BENEFICIALLY OWNED         CLASS
 San W. Orr, Jr.                      352,310 (3)            1.19%
 Daniel D. King                        87,693 (4)              *
 David B. Smith, Jr.                1,956,112 (5)            6.59%
 Stanley F. Staples, Jr.              362,218 (6)            1.22%
 Harry R. Baker                         2,076                  *
 Larry A. Baker                        28,639 (4)              *
 Melvin L. Davidson                    63,978 (4)              *
 Thomas J. Howatt                       4,316 (4)              *

 All directors and executive
 officers as a group (9 persons)    2,864,676 (7)            9.65%

      *     Less than 1%
      (1)   Held in a fiduciary capacity as trustee under several trusts for the benefit of the descendants of A.P. Woodson and family.
      (2)   David B. Smith, Jr., Thomas P. Smith, Margaret S. Mumma and Sarah
            S. Miller are the co-trustees of the David B. Smith Family Trust (the "Trust") which owns 1,894,696 shares of common stock. Including common stock which is beneficially owned by the trustees on an individual basis and common stock owned by the Trust, each of the trustees has sole or shared investment authority with respect to the following percentage of common stock: David B. Smith, Jr., 6.59%; Thomas P. Smith, 6.64%; Margaret S. Mumma, 7.35%; and Sarah S. Miller, 7.17%.
      (3) Includes 131,011 shares as to which Mr. Orr exercises shared voting and investment power (and as to which beneficial ownership is disclaimed) and shares which may be acquired through the exercise of options on or before sixty days.
      (4) Includes shares which may be acquired through the exercise of options on or before sixty days.
      (5) David B. Smith, Jr. is a co-trustee of the David B. Smith Family Trust which holds 1,894,696 shares of common stock.
      (6) Includes 354,307 shares of common stock held by a charitable foundation of which Mr. Staples serves as president and a director.
      (7)   Includes shares described in notes (3), (4), (5) and (6).

           Section 16(a) of the Securities Exchange Act of 1934 requires the
 Company's directors and officers and persons who own more than 10% of the Company's common stock ("reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Reporting persons are also required by SEC regulations to furnish the Company with copies of all section 16(a) forms filed by them with the SEC. Based solely on its review of the copies of the section 16(a) forms received by it or upon written representations from certain of these reporting persons as to compliance with the section 16(a) regulations, the Company is of the opinion that during the 1995 fiscal year all filing requirements applicable under section 16(a) to the reporting persons were satisfied.


                       ELECTION OF DIRECTORS

     The Company's restated articles of incorporation, as amended, provide that the number of directors shall be determined pursuant to the Company's bylaws and resolutions of the Board of Directors, but there shall be not less than three nor more than nine directors. Directors are to be divided into three classes so that each class has, to the extent possible, an equal number of directors. One class of directors is to be elected at each annual meeting of shareholders to serve a three-year term. Vacancies caused by the death or resignation of a director are filled by the Board of Directors for the remainder of the unexpired term. The Board is now composed of three classes consisting of two Class I and Class II Directors, respectively, and one Class III Director. No person may be elected a director if that person has attained age 70 as of the date of the election.

     At the Annual Meeting, the nominees listed below will be candidates for the election to the Board of Directors. Each of the nominees has consented to serve if elected, but in the event either or both of the nominees is not a candidate at the Annual Meeting it is the intention of the proxies named in the accompanying form of proxy to vote for such substitute or substitutes as shall be designated by the Board.

     The following information is furnished with respect to the nominees and all continuing directors:

                        PRINCIPAL OCCUPATION                     CLASS AND YEAR
                        AND OTHER                                  WHICH TERM    DIRECTOR
 NAME             AGE   DIRECTORSHIPS                             WILL EXPIRE     SINCE
 NOMINEES

 Daniel D. King   48    President and Chief Operating Officer of    Class II       1994
                        the Company since July 1994; formerly,       1998
                        Senior Vice President, Printing and
                        Writing Division, December 1993 to
                        July 1994; Vice President and General
                        Manager of Brokaw Division, September
                        1990 to December 1993

 Harry R. Baker   62    President and Chief Executive Officer,      Class II       1992
                        Marathon Electric Mfg. Corp.; also a         1998
                        director of Mosinee Paper Corporation

 CONTINUING DIRECTORS

 San W. Orr, Jr.  54    Chairman of the Board and, since July       Class I        1970
                        1994, Chief Executive Officer of the         1997
                        Company; Attorney, Estates of
                        A.P. Woodson and Family; also a
                        director of Mosinee Paper Corporation,
                        MDU Resources Group, Inc. and Marshall
                        & Ilsley Corporation

 David B. Smith,  57    Consultant; previously, Vice President,     Class I        1972
 Jr.                    Labor Relations, Weyerhaeuser Company        1997



    Stanley F.    71    Chairman, Alexander Properties, Inc.        Class III      1968
 Staples, Jr.           (investment management); also, a             1996
                        director of MDU Resources Group, Inc.



         COMMITTEES AND COMPENSATION OF BOARD OF DIRECTORS

 COMMITTEES AND MEETINGS

     The Board of Directors appointed Audit and Executive Committees for the 1995 fiscal year.

     The Audit Committee, consisting of Messrs. Orr, Staples and Baker, met twice during the last fiscal year. The Audit Committee reviews the scope of the audit engagement and the audit fees and nature of consulting fees.

     The Executive Committee consists of Messrs. Orr, Smith and King. The Executive Committee met six times during the last fiscal year. Its principal duties include review of the Company's overall performance, the development and implementation of policies during intervals between Board meetings, the establishment, with management, of long- and short-term growth and performance goals and the establishment of management
       compensation programs.  The Board does not have a separate compensation committee (see "Committees' Report on Compensation Policies", page 13).



        The Board does not have a standing nominating committee. The functions of a nominating committee are performed by the Executive Committee in accordance with a Board of Directors resolution. The Executive Committee will consider nominating for directors individuals whose names are submitted by shareholders. Recommendations concerning nominations with pertinent background information should be directed to the Chairman of the Executive Committee, in care of the Company. Pursuant to the Company's bylaws, shareholders entitled to vote at the annual meeting of shareholders to be held in 1996 may make nominations from the floor only if proper notice of the proposed nomination has been provided to the Secretary of the Company not earlier than September 19, 1996 and not later than October 19, 1996. The precise requirements, including the information required to be provided in the notice and the procedures for notice in the event the date of the annual meeting is changed, are set forth in the Company's bylaws which may be obtained from the Secretary of the Company.



     During the last fiscal year the Board of Directors met six times.
 Each of the directors attended at least 75% of the aggregate number of the meetings of the Board of Directors and the committees on which they served during the last fiscal year.

 DIRECTOR COMPENSATION

     Directors of the Company, excluding Mr. King and members of the Executive Committee, are paid a retainer of $875 per month and $1,000 for each meeting of the Board of Directors attended. Members of the Executive Committee are considered employees of the Company and participate in various retirement and welfare benefit plans available to all salaried
 employees.   Mr. King receives no additional compensation for service on the Executive Committee; the other members of the Committee are paid a retainer of $40,000 per year. Mr. Orr is also entitled to compensation for his services as Chief Executive Officer, but no other director receives more than the standard arrangements described above.

     The Directors' Deferred Compensation Plan provides that directors may elect each year to defer fees otherwise payable in cash during the year. Amounts deferred become payable in a lump sum after the director's termination of service as a director or, if the participant elects with the approval of the Company, in quarterly installments over a period not in excess of 10 years. In the event a director's service terminates because of a change of control of the Company, as defined by the plan, payment of all deferred amounts will be made in a lump sum. During the period of deferral, a director may elect that the deferred fees be credited with interest at the prime rate in effect as of each calendar quarter at The Chase Manhattan Bank of New York or be converted into stock equivalent units. If stock equivalent units are elected, the director's account is also credited with common stock equivalent units representing the shares of common stock which could, hypothetically, have been purchased with the hypothetical cash dividends which would have been paid on the accumulated stock equivalent units had they been actual shares of common stock. Upon distribution, stock units are converted to cash based upon the fair market value of the Company's common stock at the time of
 distribution.    During 1995, Messrs. Staples and Baker participated in
 the plan and deferred the director or meeting fees otherwise payable to them.

     The retirement policy for directors provides for the payment of specified retirement benefits for directors who have served on the Board for at least five years prior to their termination of service. A retired director's benefit is equal to the monthly retainer and meeting fees (based on the amount of such retainer or meeting fee in effect at his termination of service) and is paid for a period of time equal to the retired director's period of service on the Board. Retirement benefits terminate at death and are accelerated in the event of a change of control of the Company, as defined by the policy.

                COMPENSATION OF EXECUTIVE OFFICERS

 SUMMARY COMPENSATION TABLE

     The table below sets forth compensation awarded, earned or paid by the Company and its subsidiaries for services in all capacities during the three years ended August 31, 1995, 1994 and 1993, to the Company's Chief Executive Officer and each of the four most highly compensated executive officers of the Company as of August 31, 1995 whose total annual salary and bonus compensation for the 1995 fiscal year exceeded $100,000.

                    SUMMARY COMPENSATION TABLE
                                                                 Long Term
                      Annual Compensation                       Compensation
                                                                  Awards
                                                Other Annual     Options/  All Other
Name and Principal   Year  Salary(1)    Bonus   Compensation($)  SARs(#)   Compensation(2)

 San W. Orr, Jr.;    1995  $140,411(3)   -           -             -       $     600
 Chairman of the     1994  $ 56,869(3)   -           -             -       $   1,320
 Board and CEO       1993  $ 40,202      -           -           73,334    $   1,320



   Daniel D. King;   1995  $216,566    $106,970      -           71,500(4) $   3,230


 President and COO   1994  $160,747    $ 92,785      -             -       $   5,310
                     1993  $149,734    $ 88,102      -             -       $   4,693



 Melvin L. Davidson; 1995  $152,250    $  5,000      -            3,300(4) $   2,361


 Vice President/     1994  $142,500    $128,076      -             -       $   4,505
 General Manager     1993  $140,117    $127,056      -             -       $   4,307
 Rhinelander
 Division



   Larry A. Baker;   1995  $164,283    $ 51,945      -            3,300(4) $   2,835


 Senior Vice         1994  $157,354    $105,563      -             -       $   4,950
 President,          1993  $151,491    $ 87,244      -             -       $   4,466
 Administration



   Thomas J. Howatt; 1995  $154,187    $158,500   $17,214(5)      3,300(4) $ 127,317(5)
 Vice president/     1994  $137,750    $ 82,195      -             -       $   4,340
 General Manager,    1993  $138,039    $ 66,945      -           22,000(6) $   3,941
 Printing and
 Writing Division


        (1) Includes compensation deferred by participants under the Savings and Investment Plan. See note (2).
        (2) Contributions by the Company under the Savings and Investment Plan, a 401(k) plan under which matching contributions are made by the Company according to a fixed formula and, in part, based on the Company's profits in excess of certain stated minimum amounts. Contributions made by the Company vest over a three-year period.
        (3)    Includes $16,667 and $100,000 deferred in 1994 and 1995,
               respectively, under an agreement which provides that the deferred amount will earn annual interest at a rate equal to one percent below the prime rate in effect on the first day of each calendar year and will be distributed in five annual installments following the date Mr. Orr ceases to be a director of the Company. The agreement provides for a lump sum payment in the event of a change of control of the Company, as defined in the agreement.


        (4) Options lapsed in fiscal 1995 with respect to Mr. King (5,500 shares) and each other named executive officer (3,300 shares) other than the CEO due to nonsatisfaction of Company performance criteria; see table on page 10.




        (5) Includes amounts paid under Company's relocation policy, including reimbursement for taxes under "Other Annual Compensation".


        (6) Options with respect to 6,844 and 7,822 shares lapsed in fiscal 1993 and fiscal 1994, respectively.

 STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The Company maintains a stock appreciation rights plan and a stock option plan pursuant to which grants may be made to key employees. No stock appreciation rights ("SARs") were granted in fiscal 1995. The following table sets forth information with respect to the grant of stock options to executive officers named in the summary compensation table in fiscal 1995.

               OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                                               Alternative
                             Individual                                        Grant Date
                             Grants                                            Value

                             % of total                 Market
                             Options/SARs               Price of
                             Granted to    Exercise or  Stock on               Grant Date
               Options/SARs  Employees in  Base Price   Date of    Expiration  Present
 Name          Granted(#)    Fiscal Year   ($/Sh)       Grant      Date        Value $ (2)
 Mr. King      22,000        20.73%        $ 21.14      $ 21.14    9/26/14     $178,640
               22,000        20.73%        $ 25.46      $ 21.14    9/26/14     $150,260
               22,000        20.73%        $ 30.00      $ 21.14    9/26/14     $127,820
                5,500(1)      5.18%        $ 21.36      $ 21.36    9/30/14     $ 45,815
 Mr. Davidson   3,300(1)      3.11%        $ 21.36      $ 21.36    9/30/14     $ 27,489
 Mr. Baker      3,300(1)      3.11%        $ 21.36      $ 21.36    9/30/14     $ 27,489
 Mr. Howatt     3,300(1)      3.11%        $ 21.36      $ 21.36    9/30/14     $ 27,489

      (1) Options lapsed; Company performance criteria were not satisfied in fiscal 1995.


      (2) Determined pursuant to Black-Scholes option pricing model. Does not include value of hypothetical shares credited to grantee under the Company's Dividend Equivalent Plan which assumes cash dividends are paid on a corresponding number of underlying shares and invested in Company common stock. The material assumptions and adjustments incorporated into the Black-Scholes model in estimating the value of the options reflected in the above table include, with respect to Mr. King, that the exercise prices of $25.46 and $30.00 for the options granted to Mr. King were greater than the market value ($21.14) of the underlying stock on the September 27, 1994 grant date and, with respect to each of the options described, (a) an option term of 20 years, (b) interest rates of 7.46% and 7.74%, respectively, that represent the interest rate on long-term
            U.S. Treasury securities with maturity dates corresponding to the option terms on the September 27 and October 1, 1994 grant dates, (c) volatility of 32.9% calculated using daily stock prices for the one-year period prior to the grant dates,
            (d) dividends at the rate of $0.25 per share representing the annualized dividends paid with respect to a share of common stock at each grant date, and (e) reductions of approximately 40% to 50% to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date (those options having an exercise price greater than the grant date fair market value of the underlying stock have a higher discount due to the reduced likelihood of the fair market value exceeding the option price at exercise; discounts do not take into consideration Company
            performance criteria which must be satisfied prior to vesting and which make vesting still more uncertain). The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's common stock over the exercise price on the date the option is exercised. There is no assurance that the market price of the common stock will increase as assumed for purposes of this pricing model and no projections as to the actual future value of the Company's common stock are intended or made. See subcaption "Stock Based
            Compensation" on page 15.


     The following table sets forth information regarding the exercise of stock options or SARs in fiscal 1995 by each of the executive officers named in the summary compensation table and the August 31, 1995 value of unexercised stock options or SARs held by each such person.

 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
 VALUES


                 Shares                   Number of Unexercised         Value of Unexercised
                 Acquired                 Options/SARs at FY-End(#)     In-the-Money Options/SARs
                 on Exercise  Value                                     at FY-End($)(2)(3)
                 (#)(1)       Realized
 Name                         ($)(2)      Exercisable      Unexercisable  Exercisable        Unexercisable
 Mr. Orr          -             -         73,334*               -         $146,301*               -

 Mr. King         -             -         24,445<dagger>        -         $423,837<dagger>        -
                                          73,822*               -         $102,225*               -

 Mr. Davidson     -             -         12,662<dagger>        -         $248,891<dagger>        -
                                          40,359*                         $674,620*

 Mr. Baker        -             -         11,831<dagger>        -         $232,551<dagger>        -
                                          7,822*                -         $ 58,467*               -

 Mr. Howatt       -             -         17,747<dagger>        -         $348,849<dagger>        -
                                          1,955*              7,334*      $ 14,617*            $12,688*

       *    Options
       <dagger> SARs exercisable only for cash
      (1)   Number of shares as to which options or SARs were exercised.
      (2) In cases of SAR exercise or valuation, includes the value of hypothetical shares credited to grantee under provision in SAR grant which assumes cash dividends are paid on underlying shares and invested in hypothetical Company common stock.
      (3) Includes the value of hypothetical shares credited to grantee under provision in grant under Dividend Equivalent Plan which assumes cash dividends are paid on underlying shares and invested in hypothetical Company common stock.

 PENSION PLAN BENEFITS

     WAUSAU PAPER RETIREMENT PLAN

     Under the Wausau Paper Retirement Plan, a participant with at least 5 years of service is entitled to receive a monthly benefit payable for life
       in an amount equal to one-half of his final average monthly earnings, exclusive of bonuses, less a factor for Social Security benefits and years of credited service less than 30. All of the persons named in the summary compensation table participate in the Retirement Plan. The following table presents information with respect to the Retirement Plan:

          Final Average        YEARS OF SERVICE
          Earnings
          (BASE SALARY)      10         20         30
          $ 50,000        $ 6,000    $12,000   $ 18,000
          $ 80,000        $11,000    $22,000   $ 33,000
          $110,000        $16,000    $32,000   $ 48,000
          $140,000        $21,000    $42,000   $ 63,000
          $170,000        $26,000    $52,000   $ 78,000
          $200,000        $31,000    $62,000   $ 93,000
          $230,000        $36,000    $72,000   $108,000

     The table reflects illustrative estimated single life retirement benefits payable by the Retirement Plan on an annual basis to participants in selected remuneration and years of service classifications. The benefit amounts listed above are not subject to any deductions for social security benefits or other offset amounts. In estimating the annual benefit, it is assumed that average covered compensation and the factor for Social Security benefits for years after 1995 will be at the same level as 1995.

     At August 31, 1995, the credited years of service and the average covered compensation for the persons named in the table of cash compensation were: Messrs. Orr, 25 years, $40,000; King, 5 years, $166,000; Davidson, 12 years, $132,000; Baker, 17 years, $140,000; and
 Howatt, 15 years, $122,000.


     SUPPLEMENTAL PLANS

     Executive officers (defined as the President and all corporate Vice Presidents) of the Company are covered by the Executive Officers' Deferred Compensation Retirement Plan. The plan provides that each employee of the Company who attains age 55 and completes 10 years of service as an executive officer will be entitled to a benefit determined under a formula similar to that used by the Wausau Paper Retirement Plan described above. However, the formula used in the Deferred Compensation Retirement Plan assumes that each retiree had completed 30 years of service with the Company, that the limitations on benefits imposed on qualified plans under the Internal Revenue Code are not applicable, and that 100% of bonuses are included in the calculation of retirement benefits. The benefit payable under the plan is reduced by the participant's actual benefit from the Retirement Plan. Assuming average compensation levels as of August 31, 1995 remained unchanged, the following annual benefits would be payable from the Deferred Compensation Retirement Plan upon retirement at age 65:
 Messrs. King, $78,924; Davidson, $75,423; Baker, $59,081; and Howatt, $57,607 As of August 31, 1995, no current executive officer other than Mr. Baker had acquired a vested right to a benefit.

     Mr. Orr participates in a plan which will provide, beginning at age 60 (or upon Mr. Orr's later termination of employment), an annual retirement benefit of 50% of covered compensation. Mr. Orr's covered compensation
       under this plan at August 31, 1995 was $40,000.  The plan provides for payment of the present value of the benefit in a lump sum in the event of a change of control of the Company, as defined in the agreement.

 COMMITTEES' REPORT ON COMPENSATION POLICIES

     The Executive Committee of the Board of Directors (the "Executive Committee") establishes and reviews base salaries of executive officers and is also responsible for the establishment and implementation of executive bonus and incentive programs and general compensation policies. Executive officers who serve on the Executive Committee do not participate in the Executive Committee's determination of their own compensation. The salaries of Mr. Orr, for services as Chairman of the Board, and Mr. Smith, a member of the Committee, are paid in lieu of meeting or other director fees and are approved by the Board as a whole. The salary of Mr. Orr for services as Chief Executive Officer is also approved by the Board as a whole.

     The Company's compensation program for executive officers may include various grants under the Company's stock option, stock appreciation rights ("SAR") and dividend equivalent plans. The Company's plans are administered by separate committees appointed by the Board of Directors. The plan committees generally consider recommendations of the Executive Committee with respect to grants, but each committee has full discretion and control over whether a grant will be made and the amount and terms of any such grant. Insofar as this report includes a description of the compensation policies relating to the stock option, SAR and dividend equivalent plans, this report is a joint report of the Executive Committee and of each of the plan committees.

     This report describes the policies of the foregoing committees and the Company as in effect for the 1995 fiscal year. As circumstances change and one or more of the committees deem it appropriate, policies in effect from time to time for years after 1995 may change.

     GENERAL

     The Company's executive compensation policies are designed to attract and retain individuals who have experience in the paper industry or who otherwise have particular training or skills which will satisfy particular requirements of the Company. These policies are also intended to reward job performance which results in superior Company performance. The total compensation paid to executive officers and the retirement and other fringe benefits provided by the Company are designed to offer a level of compensation which is competitive with other companies in the paper industry. Some, but not all, of the companies used for purposes of compensation comparisons are included in the forty-six companies (representing forty-seven stock issues) which comprise the Media General MG Industry Group 381 index of paper company stock performance under the heading "Stock Price Performance Graph." The Committee makes compensation comparisons only with those companies whose operations are similar to the Company or which have operating units which are similar to the Company. Given the disparity in size between companies which operate in the paper industry and the difficulty in determining the precise duties of executive officers of other companies, it is difficult to draw exact comparisons with the compensation policies of other companies. The determination of executive compensation is, therefore, subjective.

     The Company's overall compensation policy is designed so that a significant portion of each executive officer's compensation package is
       directly related to the performance of the Company.  Executive officers participate in incentive bonus plans which are based primarily on the Company's financial performance during the fiscal year, but also include incentives for individual performance. Executive officers also participate in stock based incentive programs under which awards are related to a specified number of shares of common stock. The value of the stock based awards to officers increases as the performance of the Company's common stock on The Nasdaq Stock Market increases shareholder value as a whole.

     The Company may not deduct as a business expense compensation paid to the CEO and each of the four most highly paid executive officers named in the summary compensation table who are officers on the last day of the year to the extent the compensation paid to the individual officer exceeds $1 million annually. This limitation is subject to certain exceptions for compensation paid pursuant to performance based plans and amounts received through the exercise of stock options and SARs provided certain requirements are met. Amounts receivable by Company officers under stock options or SARs granted before February 18, 1993 are not subject to this limit. The Company does not expect any compensation paid in 1996 will exceed the deductible limit. The Committee will continue to review this limit and determine what changes, if any, should be made in the Company's compensation policies.

     BASE COMPENSATION

     The Executive Committee does not rely on specific salary and benefit comparisons, but does consider and review a general survey of paper industry compensation prepared by an independent compensation and benefit consultant in order to gauge the relationship of its executive officers' base salary and benefit levels to the levels of comparable operating units of larger paper companies. Annual increases in the base salary of each of the Company's executive officers are determined by the Committee's policy of maintaining competitive salary levels with other paper industry companies (as discussed above), more general factors such as the rate of inflation, and individual job performance. Individual job performance in the prior fiscal year is the most important factor considered by the Executive Committee in annual reviews and in determining appropriate increases in base salary.

     The salary of Mr. Orr as Chief Executive Officer ("CEO") is determined by the Board of Directors on the same basis and using the same general criteria as that of the Company's other executive officers, but is less than the compensation paid to the CEO in prior years because the Company has also appointed Mr. King to the office of Chief Operating Officer ("COO").

     INCENTIVE COMPENSATION BASED ON FINANCIAL PERFORMANCE OF THE COMPANY AND INDIVIDUAL PERFORMANCE

     The Company maintains incentive reward plans for executive officers which provide for the payment of annual cash bonuses to participants if annual Company financial and/or individual performance objectives are met. The criteria by which incentive awards are determined are based on the Executive Committee's assessment of the total cash compensation available to executive officers as base salary and under the incentive plans and are designed to provide total annual cash compensation which is comparable to other executive officers in the paper industry. The Executive Committee can modify performance objectives during a fiscal year under any of the
       plans if an unusual or nonrecurring event occurs which would have a significant effect on the stated performance goals.

     Mr. Orr does not participate in an incentive compensation plan. All other executive officers with Company-wide responsibilities participate in the Corporate Management Incentive Plan under which participants are eligible to receive incentive awards of up to 100% of base salary based on the Company's actual return on average equity as compared to a targeted return on average equity established by the Executive Committee. The Company's actual return on equity is determined by net earnings before giving effect to bonus expense, adjustments for stock appreciation rights and certain other adjustments to income. Messrs. King and Baker participate in the plan. In addition, the CEO and COO establish individual performance objectives for each participant (other than the COO) which provide a maximum aggregate bonus of $15,000.



     Executive officers with direct management responsibilities for the Company's Printing and Writing and Rhinelander Divisions participated in 1995 in plans which provided incentive compensation based upon the respective division's achieved operating income as a percentage of the average amount of total controllable assets (as defined by the plans) employed in production. Operating income of each division is determined prior to taxes, bonus expense, interest expense and other specified or extraordinary items. In addition, the CEO and COO established individual performance objectives for each participant which provide a maximum aggregate bonus of $15,000. Messrs. Davidson and Howatt participate in their respective divisional incentive plans.



     STOCK BASED COMPENSATION

     Executive officers of the Company participate in stock option, SAR and dividend equivalent plans at various levels. The plans are administered by specific plan committees, each of which may impose restrictions as to exercise or vesting of grants under its respective plan. For example, certain of the options, SARs and dividend equivalents granted to executive officers in 1995 or in prior years can be exercised only if the Company meets specified operating profit targets and/or are subject to the satisfaction of certain service requirements for vesting. None of the committees has established formal criteria by which the size of plan grants are determined, but each committee considers the amount and terms of each grant already held by an executive officer in determining the size and amount of any new grant.

     The value of these grants are principally related to the long-term performance of the Company's common stock and, therefore, provide an identity of interests between the Company's executive officers and its shareholders. In addition, grantees of SARs and dividend equivalents benefit from the increase in value of the underlying common stock and from the value of the hypothetical reinvested cash dividends which would be paid with respect to a share of stock to which the SAR or dividend equivalent relates. Therefore, executive officers who receive grants of options with an exercise price of less than current fair market value at the time of grant or who exercise SARs or who receive dividend equivalents will benefit from such grants even if there is no increase in the price of the Company's common stock, but such value will be enhanced by increases in the price of the Company's common stock and will be of maximum value to the executive officer only if such an increase occurs. It is the intention of the Company that the hypothetical dividend features of the SARs and the dividend equivalents will place the executive officers in the same position as shareholders of the Company, thereby enhancing the
       officer's long-term incentive and increasing his identity with the shareholders.

     Options, SARs and dividend equivalents can be, but are not necessarily, granted on an annual basis. See table on page 10.

      COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Orr, King and Smith are members of the Executive Committee and are considered employees of the Company. Mr. Orr is Chairman of the Board and CEO and Mr. King is President and COO of the Company. See "Committees and Compensation of Board of Directors". Mr. Orr is also Chairman of the Board of Marathon Electric Mfg. Corp. and Mr. Baker, who is President and CEO of Marathon Electric, serves on the committees listed below. None of the members of the committees which administer the stock option, SAR and dividend equivalent plans are officers of the Company.

 1991 Employee Stock Option Plan Committee
 1990 SAR Plan Committee

 1991 DIVIDEND EQUIVALENT PLAN COMMITTEE
   Harry R. Baker
   Stanley F. Staples, Jr.
   David B. Smith, Jr.

 EXECUTIVE COMMITTEE
   San W. Orr, Jr.
   Daniel D. King
   David B. Smith, Jr.

                   STOCK PRICE PERFORMANCE GRAPH

     The following graph and table compare the yearly percentage change in the cumulative total shareholder return on the Company's common stock for the five-year period beginning August 31, 1990 with two indices published by Media General Financial Services. The Media General Nasdaq Market Index indicates the performance of all stocks which have been traded on The Nasdaq Stock Market during the entire five-year period. The Media General MG Industry Group 381-Paper Products Index indicates the performance of forty-seven paper products industry stocks. The graph and table assume that the value of the investment in the Company's common stock and each index on August 31, 1990 was $100 and that all dividends were reinvested.


     [Performance Graph Filed with Branch Chief, Branch 8, pursuant to Rule 304(d), Regulation S-T]

                               1990     1991     1992     1993     1994     1995
 Wausau Paper Mills Company  $100.00  $236.61  $260.16  $387.54  $351.18  $349.21
 MG Paper Industry Group 381 $100.00  $130.77  $134.37  $136.70  $169.56  $197.78
 MG Nasdaq Market Index      $100.00  $113.67  $115.60  $150.49  $164.43  $195.65

          AMENDMENT OF RESTATED ARTICLES OF INCORPORATION

 PROPOSED AMENDMENT

     The Board of Directors has recommended that the shareholders adopt a resolution which will amend the Company's restated articles of incorporation to increase the authorized common stock of the Company to 100,000,000 shares from 36,000,000 shares. The text of the resolution recommended by the Board of Directors for adoption by the shareholders is set forth as Exhibit A to this proxy statement.

 REASONS FOR AMENDMENT

     The Board of Directors believes that an increase in the number of authorized shares of common stock is necessary to provide a sufficient number of shares for future stock splits or stock dividends, the issuance of stock in connection with employee stock option and other employee benefit plans that may be adopted in the future, possible acquisitions and for other general corporate purposes. The Board has no present intention to issue any additional common stock pursuant to any plan which is not now in effect, the Company has no present intention to acquire any other business or entity and there are no other commitments for the issuance of additional common stock at this time other than pursuant to the exercise of existing stock options.

 VOTE REQUIRED FOR APPROVAL OF AMENDMENTS

     All shareholders are requested to specify their votes on the enclosed form of proxy. If no specification is made, the proxy will be voted for adoption of the resolution set forth as Exhibit A. Adoption of the resolution requires the approval of two-thirds of the shares of common stock of the Company issued and outstanding as of the record date for the Annual Meeting. As of the record date for the Annual Meeting, there were 29,465,842 shares of common stock issued and outstanding.

     If the resolution set forth as Exhibit A is adopted at the Annual Meeting, it is the Company's intention to file the appropriate amendment to the Company's restated articles of incorporation with the Secretary of State of Wisconsin as promptly as practicable in order to make the amendment to the restated articles of incorporation effective. Upon the filing of the amendment, all shareholders of the Company will be bound by the amendment whether or not they have voted to adopt the resolutions.

     FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE TO ADOPT THE RESOLUTION SET FORTH AS EXHIBIT A IN ORDER TO INCREASE THE AUTHORIZED COMMON STOCK OF THE COMPANY TO 100,000,000 SHARES.

              APPROVAL OF THE APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors will present to the Annual Meeting a resolution that the shareholders approve the appointment of the firm of Wipfli Ullrich Bertelson CPAs as independent auditors to audit the books, records and accounts of the Company for the fiscal year ending August 31, 1996. Representatives of Wipfli Ullrich Bertelson CPAs will be present at the Annual Meeting and will have an opportunity to make a statement or respond to appropriate questions.


                       SHAREHOLDER PROPOSALS

     If any shareholder desires to submit a proposal to be included in the proxy statement relating to the annual meeting of shareholders to be held in 1996, the proposal must be in proper form and received by the Company no later than July 7, 1996. See "Voting of Proxies" and "Committees and Compensation of Board of Directors" regarding bylaw requirements relating to nominations and business to be brought from the floor at the annual meeting of shareholders to be held in 1996.

     Pursuant to the Company's bylaws, shareholders entitled to vote at the annual meeting of shareholders to be held in 1996 may bring business before the annual meeting for consideration only if proper notice of the proposed business has been provided to the Secretary of the Company not earlier than September 19, 1996 and not later than October 19, 1996. The precise requirements, including the information required to be provided in the shareholder notice and the procedures for notice in the event the date of the annual meeting is changed, are set forth in the Company's bylaws which may be obtained from the Secretary of the Company.

                           OTHER MATTERS

     At this date, there are no other matters management intends to present or has reason to believe others will present to the Annual Meeting. If other matters now unknown to management come before the meeting, the members of the Proxy Committee of the Board of Directors will vote in accordance with their judgment.

 PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.

 November 9, 1995.
                         BY ORDER OF THE BOARD OF DIRECTORS



                         Steven A. Schmidt
                         Secretary
                                   EXHIBIT A


                    WAUSAU PAPER MILLS COMPANY
                          PROXY STATEMENT
                         NOVEMBER 9, 1995


     RESOLVED, that the first paragraph of Article IV of the restated articles of incorporation of Wausau Paper Mills Company be amended to read as follows:



   The total number of shares of all classes of stock which the Company shall have authority to issue is 100,500,000. Of these
     (1) 100,000,000 shares shall be common stock without par value (hereinafter sometimes referred to as "Common Stock"); and (2) 500,000 shares shall be shares of preferred stock without par value
     (hereinafter sometimes referred to as "Preferred Stock").



 and, that the President, any Vice President and the Secretary of the Company, and each of them, shall be and hereby are authorized and directed to take all actions they deem necessary and appropriate to effect such amendment.

                   WAUSAU PAPER MILLS COMPANY
    PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING
                  TO BE HELD DECEMBER 18, 1995


The undersigned, having received the Notice of Annual Meeting, Proxy Statement, and Annual Report for the year ended August 31, 1995, hereby appoint(s) San W. Orr, Jr., Daniel D. King and Steven A. Schmidt and each of them, with full power of substitution, proxies of the undersigned to vote all shares of the undersigned in Wausau Paper Mills Company at the Annual Meeting of Shareholders to be held on December 18, 1995 and at any adjournments thereof.

THE DIRECTORS RECOMMEND A VOTE FOR THE ELECTION OF MESSRS. KING AND BAKER, ADOPTION OF THE AMENDMENT TO INCREASE THE AUTHORIZED COMMON STOCK TO 100,000,000 SHARES AND THE APPOINTMENT OF WIPFLI ULLRICH BERTELSON CPAS.

UNLESS AUTHORITY IS WITHHELD OR UNLESS OTHERWISE SPECIFIED, THE PROXIES SHALL VOTE FOR THE ELECTION OF EACH NOMINEE LISTED ON THE REVERSE SIDE, ADOPTION OF THE AMENDMENT TO INCREASE THE AUTHORIZED COMMON STOCK AND THE APPOINTMENT OF WIPFLI ULLRICH BERTELSON CPAs.

        (Continued and to be signed on reverse side.)

                  WAUSAU PAPER MILLS COMPANY

      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER
                     USING DARK INK ONLY


                                             For All Except
                                             the following nominees
1.  Election of Directors:    For  Withheld  listed below:
    DANIEL D. KING and
    HARRY R. BAKER            ---    ---     ----------------------

2.  Adoption of the           For  Against  Abstain
    resolution set forth
    as Exhibit A to the       ---    ---      ---
    accompanying proxy
    statement to increase
    the authorized common
    stock to 100,000,000
    shares

3.  Approval of appoint-
    ment of Wipfli Ullrich    For  Against  Abstain
    Ullrich Bertelson CPAs
    as independent auditors   ---    ---      ---
    for the year ending
    August 31, 1996.

4. In their discretion, the proxies are authorized to vote upon matters not known to the Board of Directors as of the date of the accompanying proxy statement, approval of minutes of the prior annual meeting, matters incident to the conduct of the meeting and to vote for any nominee of the Board whose nomination results from the inability of an above named nominee to serve.


                       Please sign exactly as name appears below.


                       Dated ______________________________, 1995

                       __________________________________________
                                        Signature

                       __________________________________________
                                Signature if held jointly

                       When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, please sign in full corporate name by president or other authorized officer.


   PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN
                       THE ENCLOSED ENVELOPE.